Exhibit 7

                                 (TRANSLATION)


To Whom It May Concern:

                                                               November 27, 2003
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture


        Notice of the Results of Repurchase of Shares through ToSTNeT-2

We hereby inform you that Toyota Motor Corporation ("TMC") repurchased its shares as follows with respect to the notice of repurchase of shares made to you yesterday (November 26, 2003).


1. Type of shares repurchased           Shares of common stock of TMC

2. Aggregate number of shares
   repurchased                          24,750,000 shares

3. Purchase price                       JPY 3,210 per share

4. Aggregate purchase price             JPY 79,447,500,000

5. Date of repurchase                   November 27, 2003 (Thursday)

6. Method of repurchase                 Purchase through ToSTNeT-2 (Tokyo
                                        Stock Exchange Trading Network System-2)
                                        (closing price orders)



(Reference)

   Matters resolved at the FY 2003 Ordinary General Shareholders' Meeting held on June 26, 2003.

   Type of shares to be repurchased     Shares of common stock of TMC

   Aggregate number of shares to
   be repurchased                       Up to 150,000,000 shares

   Aggregate purchase price of shares   Up to JPY 400,000,000,000


   Shares having been repurchased up
   to November 27, 2003

   Aggregate number of shares
   repurchased                          49,038,200 shares

   Aggregate purchase price of shares   JPY 153,769,392,000

                                     # # #


Contact: TMC, Public Affairs at (03) 3817-9111~6 (Tokyo Head Office)
                                (0565) 23-1520~4 (Head Office)
                                (052) 952-3461~4 (Nagoya)